SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. __)

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Forest Laboratories, Inc.
 (Name of Registrant as Specified In Its Charter)

Carl C. Icahn
Dr. Eric J. Ende
Daniel A. Ninivaggi
Pierre Legault
Andrew J. Fromkin
Icahn Partners LP
Icahn Partners Master Fund LP
Icahn Partners Master Fund II L.P.
Icahn Partners Master Fund III L.P.
High River Limited Partnership
Hopper Investments LLC
Barberry Corp.
Icahn Onshore LP
Icahn Offshore LP
Icahn Capital L.P.
IPH GP LLC
Icahn Enterprises Holdings L.P.
Icahn Enterprises G.P. Inc.
Beckton Corp.
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To the Forest Labs Board of Directors:

I would like to take this opportunity to respond to the statement you issued on Friday, August 10, 2012.  I believe it crosses the line from mischaracterization to blatant misstatements.  Accordingly, I find it imperative to set the record straight.

Corporate Governance Promises – An independent board committee did not play an appropriate role in the corporate governance commitments Forest made to shareholders during our last proxy contest.  Board members Lieberman and Goodman, who we, along with ISS and Glass Lewis, do not view as independent, were forced to pick an expert from a pool of candidates put together by Forest Labs own legal and financial advisors.  No matter what you state it cannot be refuted that the corporate governance expert was engaged and reported to the full Board, chaired and controlled by Howard Solomon, not any independent committee, as indeed Forest Labs promised to do.  It is inarguable that this promise was broken.  THE PROCESS UNDERTAKEN BY FOREST IS AKIN TO HAVING THE FOX DETERMINE HOW THE HENHOUSE SHOULD BE CLEANED UP AND SAFEGUARDED.

Anti-Change of Control Provision in Cypress License Agreement – Contrary to statements you made in your August 10 statement, this change of control provision has nothing to do with concerns over any “competing product” or the “possibility of disfavoring the joint venture partner”.  It only serves to preserve the status quo at Forest by giving the incumbent Board the power to unilaterally say no to an unsolicited acquisition and thereby cause Forest to potentially lose a licensed product.  It offers absolutely no protection to Cypress whatsoever.  That is why this provision is nothing more than a poison pill buried in a license agreement.  I have attached the exact language from that provision to the end of this letter.  It leaves no doubt that we are telling the truth.

In the past my nominees, once elected, have worked constructively with incumbent board members and helped produce positive change at troubled companies.  And as a result they have been re-nominated to those boards, sometimes even after I no longer have an interest in those companies or after the persons nominated by me are no longer affiliated with my firm.  My nominees are extremely qualified, discerning professionals.  I am confident that, if elected, Dan Ninivaggi and Pierre Legault, my two nominees recommended by ISS, as well as my other nominees, will bring much needed true corporate governance and perspectives to the Forest Board and will act in a professional and constructive manner with only the best interests of shareholders in mind and by working together with the rest of you will greatly enhance shareholder value.

As one of Forest’s largest stockholders, I have nothing but the best of intentions with respect to Forest Labs.  I am deeply concerned that the Board as currently constructed is unwilling or unable to effectively oversee Howard Solomon and his management team.  The power is just too greatly concentrated at the top.  Replacing Goldwasser and Goodman with Ninivaggi and Legault on the Board will sway the balance of power back to the independent board members and the interests of shareholders.  In that way we can move forward together with a reconstituted Board in a positive and constructive manner and put the best interests of shareholder first and foremost, as it should be.

Sincerely,

/s/Carl Icahn

Contact: Susan Gordon (212) 702-4309

ATTACHMENT – CYPRESS CHANGE OF CONTROL PROVISION

“17.1 Change in Control Not Approved by the Board. In the event of a Change in Control of Forest or Cypress that was not approved by the applicable Board of Directors in place immediately prior to the Change in Control, (i) with respect to such a Change in Control of Forest, Cypress shall have the option to elect to terminate this Agreement upon the payment to Forest of the fair market value of the rights being terminated, as determined based on an independent evaluation by a Third Party that is experienced in the evaluation of pharmaceutical products and (ii) with respect to such a Change in Control of Cypress (excluding an such transaction in which Forest is a party), Forest shall have the right to terminate Cypress' Promotion Rights and rights to participate with Forest in the Joint Development Committee, the Steering Committee and the Working Group, but shall continue to pay Cypress the payments required under this Agreement.”

ON JULY 23, 2012, THE PARTICIPANTS (AS DEFINED BELOW) FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, DR. ERIC J. ENDE, PIERRE LEGAULT, ANDREW J. FROMKIN, DANIEL A. NINIVAGGI, ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., HIGH RIVER LIMITED PARTNERSHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, AND BECKTON CORP. (COLLECTIVELY, THE “PARTICIPANTS”) FROM THE STOCKHOLDERS OF FOREST LABORATORIES, INC. FOR USE AT ITS 2012 ANNUAL MEETING OF STOCKHOLDERS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF FOREST LABORATORIES, INC. FROM THE PARTICIPANTS AT NO CHARGE AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT THE FOLLOWING NUMBERS:  STOCKHOLDERS CALL TOLL−FREE: (800) 697−6975 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269−5550.  CONSENT OF THE AUTHOR AND PUBLICATION NEITHER SOUGHT NOR OBTAINED TO USE THE MATERIAL REFERRED TO HEREIN AS PROXY SOLICITING MATERIAL.